Appendix A

SEVERN BANCORP, INC.

COMPENSATION COMMITTEE CHARTER

This Compensation Committee Charter (the “Charter”) has been adopted by the Board of Directors (the “Board”) of Severn Bancorp, Inc. (the “Company”).

I.  Purpose

The Compensation Committee (the “Committee”) is responsible for formulating, evaluating and approving the compensation of the Company’s executive officers (as that term is defined in Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)), overseeing all compensation programs involving the issuance of the Company’s stock and other equity securities of the Company, reviewing and discussing with the Company’s management the Compensation Discussion and Analysis and preparing the Committee’s report thereon for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations.

II.  Composition

The Committee shall be comprised of three or more members, all of whom must qualify as independent directors (“Independent Directors”) under the listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”), subject to any exceptions contained in such listing standards.

In order for options granted by this Committee to qualify for exemption from Section 16(b) of the Exchange Act, members of this Committee or any subcommittee appointed for such purpose must also meet the definition of Non-Employee Director as defined in Rule 16b-3 of the Exchange Act or any successor rule thereto.

The Committee members shall be appointed by the Board, upon recommendation of the Nominating and Corporate Governance Committee. The Board shall appoint one member of the Committee as chairperson. If the Board fails to elect a chairperson, the Committee members shall elect a chairperson from their members. The chairperson shall be responsible for leadership of the Committee, including overseeing the agenda, presiding over the meetings and reporting to the Board. If the Committee chairperson is not present at a meeting, the remaining members of the Committee may designate an acting chairperson.

The members shall serve for a term of one year or until their successors shall be appointed and qualified. No member of the Committee shall be removed except by majority vote of the full Board. The Board shall have the authority to fill vacancies or add additional members to the Committee.

A member shall promptly notify the Committee and the Board if the member is no longer an Independent Director and such member shall be removed from the Committee unless the Board determines that an exception to the Independent Director requirement is available under the Nasdaq rules with respect to such member’s continued membership on the Committee.

A member shall promptly notify the Committee if the member is no longer a Non-Employee Director; however, such member shall not be required to be removed from the Committee unless he or she is no longer an Independent Director.

III.  Meetings and Procedures

Consistent with the Company’s articles of incorporation, bylaws and applicable state law, the following shall apply:

•     The Committee shall fix its own rules of procedure, which shall be consistent with the bylaws of the Company and this Charter.

•     The Committee shall meet at least annually and more frequently as circumstances require. Members may participate by telephone.

•     The chairperson of the Committee or a majority of the members of the Committee may call special meetings of the Committee.

•     The chairperson, in consultation with other members of the Committee shall set the length of each meeting and the agenda of items to be addressed at each meeting and shall circulate the agenda to each member of the Committee in advance of each meeting.

•     A majority of the members of the Committee shall constitute a quorum.

•     The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee and/or provide such pertinent information as the Committee requests, except that the Chief Executive Officer (the “CEO”) of the Company shall not attend any meeting of the Committee (or portion thereof) at which the CEO’s compensation is determined.

•     Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting.

•     The Committee shall keep written minutes of its meetings, which minutes shall be maintained by the Company with the books and records of the Company. The chairperson may designate an officer or employee of the Company to serve as secretary to the Committee.

IV.  Responsibilities and Duties of the Compensation Committee

Executive Officer Compensation

1.
Based upon corporate goals and objectives approved by the Board, review and approve annually the Company’s goals and objectives relevant to the compensation of the CEO, evaluate annually the CEO’s performance in light of those goals and objectives, and consistent with the requirements of any employment agreement, determine the CEO’s compensation based on this evaluation.

2.
Evaluate the Company’s performance and relative shareholder return, the value of compensation and incentive awards to chief executive officers at comparable companies, the awards granted to the CEO in prior years and the CEO’s current and expected contribution to the Company’s success when determining the long-term component of the CEO’s compensation.

3.
Based upon corporate goals and objectives approved by the Board, review and approve annually the Company’s goals and objectives relevant to the compensation of the other executive officers of the Company, evaluate annually the other executive officers’ performances in light of these goals and objectives and consistent with the requirements of any employment agreement, determine such other officers’ compensation.

4.
The Committee shall review annually and determine the following with respect to the CEO and the executive officers of the Company: (i) the annual base salary level, (ii) the annual incentive opportunity level, (iii) the long-term incentive opportunity level, (iv) employment agreements, severance agreements, change in control agreements/provisions and other compensatory arrangements, in each case as, when and if appropriate, and (e) any special or supplemental benefits, in each case subject to the terms of any existing applicable employment agreement terms.

5.	Determine the Company’s policy with respect to the application of Section 162(m) of the Code.

6.	Monitor compliance with legal prohibitions on loans to directors and officers of the Company.

Compensation and Equity-Based Plans

7.
Review and recommend to the Board cash incentives and deferred compensation plans for executive officers, including any modification to such plans, and oversee the performance objectives and funding for executive officer incentive plans.

8.	Review and recommend to the Board incentive compensation plans and equity-based plans, including, to the extent permitted by such plans, the implementation and administration of such plans.

9.	Review the competitive position of, and approve changes to, the compensation plans, equity-based plans and other practices of the Company relating to compensation and benefits.

10.	In conjunction with the Audit Committee, review and approve compensation paid to family members of executive officers and directors.

Compensation of Directors and Committee Members

11.
Determine the compensation payable to directors and members of committees of the board, including the Chairman of the Board and the Chairman of each committee, other than directors that are also salaried employees of the Company.

Compensation Report

12.
Review and discuss with the Company’s management the Compensation Discussion and Analysis section required under Item 402 of Regulation S-K, as it may be amended from time to time. Based on this review and discussion, the Committee shall determine whether to recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K or proxy statement for the annual shareholders meeting.

13.
Provide, over the names of the members of the Compensation Committee, the required Compensation Committee Report for the Company’s Annual Report on Form 10-K or proxy statement for the annual shareholders meeting.

Evaluation and Other

14.
Review and evaluate the performance of the Committee and its members annually, including a review of the compliance of the Committee with this Charter and an assessment of the adequacy of this Charter and recommendation to the Board of any improvements the Committee considers necessary or valuable.

15.	Perform such other duties and responsibilities as may be assigned to the Committee from time to time by the Board.

V.  Subcommittees

The Committee may, by resolution passed by a majority of the Committee, designate one or more subcommittees, each subcommittee to consist of one or more of the members of the Committee. The Committee may delegate such authority to a subcommittee as the Committee deems appropriate, consistent with applicable law and Nasdaq listing standards.

VI.  Investigations and Studies; Outside Advisors

The Committee may conduct or authorize investigations into or studies of matters within the scope of the Committee’s duties and responsibilities, and may retain, at the Company’s expense, such counsel, consultants, experts and other professionals as it deems necessary.

Date of Adoption: December 19, 2006

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